Exhibit 99.4

D. MEDICAL INDUSTRIES LTD.

CONSENT TO BE NAMED

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Barry H Ginsberg, MD, PhD, consent to be named in the Registration Statement on Form F-1/A of D. Medical Industries Ltd. as a proposed member of the board of director of D. Medical Industries Ltd.

DATED: July 2, 2010